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[LOGO OF UNITED STATIONERS]                                 EXHIBIT 10.48

                                                               July, 1995

                       ONE-TIME MERGER INTEGRATION BONUS
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This is a one-time incentive plan aimed at rewarding participants for accomplishing specific integration objectives of the merger:

     1) Achieving an EBITDA annualized run rate of $150 million on 9/30/96, as measured over the preceding six month period.

     2) Achieving the debt reduction goals contained in the Company's business plans.

Eighty percent (80%) of the participant's bonus will be determined by the degree of achievement of Goal #1; the remaining twenty percent (20%) of the participant's bonus will be determined by the degree of achievement of Goal #2.

Goal achievement will be measured as of 9/30/96. Participants will be eligible for a bonus when 90% achievement is reached. When the goals are met (i.e., 100% accomplishment) or exceeded, participants will share in a $5.0 million bonus pool. This Plan is effective immediately.

Participants
------------

Generally limited to a select group of Corporate Staff individuals, Region Vice Presidents and Area Managers, as approved by the Chairman of the Board.

Award Value
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Approximate amount of award, based on current number of participants, is approximately $100,000.

Other
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1.  The Chairman of the Board shall review performance against goals at the conclusion of the plan and shall approve awards for individuals eligible to participate in this plan.

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ONE-TIME MERGER INTEGRATION BONUS (cont.)                      July, 1995
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2.  The judgment of the Chairman of the Board in construing this plan or any provision thereof, or in making any decision hereunder, shall be final and binding upon all participants and their beneficiaries, heirs, executors, personal representatives and assigns.

3. Except as expressly provided in point 6 below, nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the Officers and the Board of Directors to change the duties or the character of employment of any employee of the Company or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved.

4. Except as expressly provided in point 6 below, no award will be paid an individual who is not a regular full time employee in good standing when the plan concludes, except an award may be considered in the event of retirement or death of a participant during the plan year, at the discretion of the Chairman of the Board.

5. Except as expressly provided in point 6 below, the awards to participants shall become a liability of the Company when the plan concludes, and all payments to be made hereunder will be made as soon as practicable thereafter.

6. In the event the involuntary termination of a participant occurs prior to the conclusion of this plan, he or she may be entitled to payment of a reduced award for the year at the Chairman's discretion. Such award shall be paid to such employee as soon as practicable after awards have been approved. For purposes of understanding, "involuntary termination" shall mean actual or express termination of employment by the Company for its convenience, or any of its subsidiaries, provided, however, that in no event shall it include a termination based upon (a) any willful and continued failure to substantially perform assigned duties (other than as a result of incapacity) after demand giving specifics has been made for such performance, or (b) any willful misconduct which is materially injurious to the Company or any of its subsidiaries. As used here, the word "willful" means any act done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

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